Exhibit 10.2(d)(iv)

PERFORMANCE CASH AWARD UNDER

THE CYTEC INDUSTRIES INC.

1993 STOCK AWARD AND INCENTIVE PLAN

January 30, 2012

Mr(s). ***********

Address ***********

****************

********** *******

Performance Cash Award: $***,*** at target

Performance Period for ROIC and EPS: January 1, 2014 to December 31, 2014

Performance Periods for TSR: three one year periods ending December 31, 2012, 2013 and 2014

Dear Employee:

As a key employee of Cytec Industries Inc. (the “Company”), or of a subsidiary or affiliate of the Company, you have been granted by the Compensation and Management Development Committee (the “Committee”) of the Board of Directors for the performance periods indicated above a performance cash award, the base amount of which is equal to the amount set forth above (“Performance Cash”). This award is subject to the terms and conditions hereof and of the Company’s 1993 Stock Award and Incentive Plan (the “Plan”). Performance Cash is awarded pursuant to Section 6(j) of the Plan. Performance Cash, to the extent it becomes payable, will be paid as soon as practicable after January 1, 2015. This award is subject to Section 6A of the Plan.

Certain restrictions with respect to this award include, but are not limited to, the following:

(1) Subject to the terms of this Award and subject to the attainment of performance goals as hereinafter provided, this award of Performance Cash shall vest effective as of January 1, 2015; provided that such vesting shall be subject to the further requirement that the Committee certify that the performance goals have been met.

(2) Performance goals, and the related payout structure, for this award have been set by the Committee and will be advised to you in writing. The performance goals are based on 2014 adjusted Earnings Per Share (EPS), 2014 Return on Invested Capital (ROIC), and Total Shareholder Return (TSR) of the Company in each of 2012, 2013 and 2014 relative to the TSR of Cytec’s stated Peer Group. 30% of this Performance Cash award will vest in part, in full or in greater than the full amount based on EPS performance, 40% will vest in part, in full or in greater than the full amount based on ROIC performance and 10% will vest in part, in full or in greater than the full amount based on relative TSR performance for each year from 2012 through 2014. The maximum amount payable under this award is twice the base amount specified at the head of this Agreement. The threshold amount payable if the minimum performance goal is met is 15% for adjusted EPS, 20% for ROIC and 3% for relative TSR in each of the three years. There is no minimum amount payable. The Peer Group has been set by the Committee and will be advised to you in writing. If any company that is part of the Peer Group files for bankruptcy or is acquired or agrees to be acquired by another entity, such company will be eliminated from the Peer Group for the year in which such event occurs and for all subsequent years. The Committee reserves the right to change the Peer Group with respect to any performance period at any time on or prior to the 90th calendar day of such performance period. If the Committee makes any changes to the Peer Group for any

Performance Cash Award

January 30, 2012

performance period, the Committee will cause you to be so notified in writing.

(3) This Award is not transferable otherwise than by will or by the laws of descent and distribution. Except as set forth in the preceding sentence, Performance Cash may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of and any attempt to do so shall be void.

(4) Performance Cash shall not bear any interest.

(5) If your employment with the Company or a subsidiary or affiliate terminates on or prior to December 31, 2014, all unvested Performance Cash shall be forfeited, except as provided in paragraph (6) or (8) below.

(6) If your employment with the Company or a subsidiary or affiliate terminates prior to a Change in Control, as defined in Section 2(g)(iii) of the Plan by reason of your (i) death, (ii) disability as defined in the Company’s Long-Term Disability Plan, (iii) retirement on or after your 60th birthday, or (iv) under other circumstances determined by the Committee to be not contrary to the best interest of the Company, then, subject to paragraph (7), if such termination occurs in 2014, your Performance Cash award shall not be forfeited by reason of such termination of employment; and if your employment so terminates in 2013, two-thirds of said award shall not be so forfeited; and if your employment so terminates in 2012, one-third of said award shall not be so forfeited.

(7) In the event that you compete, or you commence employment with or otherwise provide service to any person or entity which competes, with the Company or any of its subsidiaries or affiliates anywhere in the world in the research and development, manufacture, distribution or sale of any specialty chemicals or materials as determined by the Board of Directors in its sole discretion, unless approved in writing by the then Chief Executive Officer of the Company, this award shall forthwith terminate.

(8) As provided in the Plan, upon the occurrence of a Change in Control, as defined in Section 2(g)(iii) of the Plan, the performance conditions previously established and communicated for the maximum payout of all unvested (and not previously forfeited) Performance Cash payable hereunder (i.e., 200% of the base amount specified at the head of this Agreement to the extent not previously forfeited) shall be deemed satisfied. The maximum amounts payable hereunder shall be paid out as soon as practicable after January 1, 2015 (but in any event no later than January 31, 2015) provided that (i) you are then employed by the Company or any legal successor to the Company or a subsidiary or affiliate of the Company or any such legal successor, (ii) your employment with the Company or any legal successor to the Company or any subsidiary or affiliate of the Company or any such legal successor was previously terminated by reason of your (a) death, (b) disability as defined in the Company’s Long-Term Disability Plan, or (c) your retirement on or after your 60th birthday, (iii) you previously terminated your employment with the Company or any legal successor to the Company or any subsidiary or affiliate of the Company or any such legal successor for Good Reason (as defined in the Executive Income Continuity Plan as in effect on the date hereof) within two years after the date of such Change in Control, or (iv) the Company or any legal successor to the Company or a subsidiary or affiliate of the Company or any such legal successor previously terminated your employment without Cause (as defined in the Executive Income Continuity Plan as in effect on the date hereof) within two years after the date of such Change in Control.

Performance Cash Award

January 30, 2012

(9) Nothing in this award shall confer on you any right to continue in the employ of the Company or any of its subsidiaries or affiliates or interfere in any way with the right of the Company or any subsidiary or affiliate to terminate your employment at any time. The Plan is discretionary in nature and any Awards made under the Plan are voluntary and occasional. No participant has any claim to be granted any Award or other benefits in lieu of any Award. Subject to applicable law, this Award and any payments in respect of this Award shall not be taken into account for purposes of determining any benefits under any benefit plan of the Company or any of its subsidiaries, or for any notice payment or payment in lieu of notice. The Company shall have no obligation to make any future grants of Awards under the Plan or otherwise to make any future Awards under the Plan as part of any participant’s annual compensation.

(10) You agree to pay the Company promptly, on demand, any withholding taxes due in respect of the Awards made hereunder. The Company may deduct such withholding taxes from any amounts owed to you by the Company or by any of its subsidiaries or affiliates.

(11) Your acceptance of this Award constitutes your agreement (i) to return immediately to the Company at its request any amounts which the Board of Directors has directed the Company to recover from you in accordance with the terms of the Executive Claw Back Policy as in effect on the date of this Award and (ii) to return immediately to the Company at its request an amount equal to the gross amount before any withholding or other deductions, and to cancel any Deferred Stock Awards, you received to settle this Award during the period commencing six months prior to termination of your employment and ending two years after your termination of employment if during such time period: (x) you disclose any Confidential Information to a third party outside the scope of your employment or (y) you compete, or you commence employment with or otherwise provide service to any person or entity which competes, with the Company or any of its subsidiaries or affiliates anywhere in the world in the research and development, manufacture, distribution or sale of any specialty chemicals or materials as determined by the Committee in its sole discretion, unless approved in writing by the then Chief Executive Officer of the Company. For purposes of this paragraph: “Confidential Information” means any information which is, or is designed to be, used in the business of the Company or any of its subsidiaries or affiliates or results from its or their research and/or development activities, (ii) is private or confidential in that it is not generally known or available to the public and (iii) gives the Company or any of its subsidiaries or affiliates an opportunity to obtain an advantage over competitors who do not know or use it.

(12) In accordance with the terms of the Plan the Committee reserves the right to adjust, modify or amend any performance measure to the extent such change is permitted by 162(m) of the Code. Such changes include, but are not limited to, equitable adjustments for corporate transactions and changes to reduce the payout if a target is achieved or to increase the target necessary to earn a payout.

Once Performance Cash vests as herein provided, it shall no longer be deemed to be Performance Cash, and your rights thereto shall not be subject to any restrictions under this Agreement or the Plan except as otherwise specifically set forth herein.

This grant and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Delaware without giving effect to the conflict of laws principles thereof. You and the Company agree that any and all disputes arising under this grant are to be resolved exclusively by courts sitting in Delaware. You and the Company irrevocably consent to the jurisdiction of such courts and agree not to assert by way of motion, as a defense, or otherwise, any claim that either you or the Company is not

Performance Cash Award

January 30, 2012

subject personally to the jurisdiction of such court, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper, or that this grant and its terms may not be enforced in or by such court.

In the event of any conflict between the terms of this Agreement and the provisions of the Plan, the provisions of the Plan shall govern.

If you accept the terms and conditions set forth in this Agreement, please execute the enclosed copy of this letter where indicated and return it as soon as possible.

Very truly yours,

CYTEC INDUSTRIES INC.

BY:
Secretary, Compensation and Management
Development Committee

Enc.

ACCEPTED:

Employee Name:
Date:

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